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Form 5305-RB
(Rev. March 2002)                            Roth Individual Retirement Annuity Endorsement                 Do not file
Department of the Treasury                                                                                  with the
Internal Revenue Service                    (Under section 408A of the Internal Revenue Code)               Internal
                                                                                                            Revenue Service
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Name of Issuer
SAFECO Life Insurance Company                                                Check if this endorsement supersedes a prior
                                                                             Roth IRA endorsement  .   .   .   .   .   .
                                                                             .   .   .   .   .   .   |_|
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     This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.
     The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
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                                                         Article I

     Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004.  That contribution limit is increased to $4,000 for tax years 2005 through 2007 and
$5,000 for 2008 and thereafter.  For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and
2007, and $6,000 for 2008 and thereafter.  For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

                                                        Article II

     1.  The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants.  For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000.  In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return.  Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

     2.  In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

                                                        Article III

     The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                                        Article IV

     1.  The contract does not require fixed contributions.

     2.  Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

                                                         Article V

     1.  If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b)
below:

     (a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant's death, over the designated beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant.  Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.
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     (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death.

     2.  If the annuitant's surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

                                                        Article VI

     1.  The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal
Revenue Service (IRS).

     2.  The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

                                                        Article VII

     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling.  Any additional articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

                                                       Article VIII

     This endorsement will be amended as necessary to comply with the provisions of the Code, the related regulations, and other published guidance.  Other amendments may be made with the consent of the persons whose signatures appear on the contract.


                                                        Article IX

     All other terms and conditions of the Contract remain unchanged.


                                                                       SAFECO LIFE INSURANCE COMPANY

                                                                       /s/ C.B. Mead
                                                                       C.B. Mead
                                                                       Sr. Vice President and Secretary

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